Exhibit 99.1

For Immediate Release
December 11, 2012

Jacksonville, Illinois

Contact:                      Andrew F. Applebee                                                                Richard A. Foss
                                     Chairman                                                                                    President-Chief Executive Officer
                                     217-245-4111

Andrew F. Applebee, Chairman of Jacksonville Bancorp, Inc. (the "Bancorp") today announced that the Bancorp has declared a cash dividend of $.075 per share on the Bancorp's common stock for the fiscal quarter ending December 31, 2012.  The dividend will be payable to stockholders of record as of December 21, 2012, and will be paid on December 31, 2012.

Mr. Applebee further announced that the Bancorp has also declared a one-time, special dividend of $0.10 per share on the Bancorp’s common stock.  This special dividend will be payable to stockholders of record as of December 21, 2012, and will be paid on December 31, 2012.

Jacksonville Bancorp, Inc. is a Maryland chartered stock holding company that owns 100% of Jacksonville Savings Bank.  Jacksonville Savings Bank is an Illinois-chartered savings bank headquartered in Jacksonville, Illinois, whose deposits are insured by the Federal Deposit Insurance Corporation.